Magnolia Oil & Gas Corporation Announces Second Quarter 2019 Results

HOUSTON, TX, August 6, 2019 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the second quarter of 2019.

Second Quarter 2019 Summary Financial Results:

•	Total reported net income: $31.3 million
•	Earnings per share - diluted: $0.12
•	Adjusted net income(1): $31.4 million; Weighted average total shares outstanding(2): 250.8 million
•	Adjusted EBITDAX(1): $181.7 million
•	Capital expenditures - drilling and completions: $116.0 million
•	Cash acquisition expenditures: $38.6 million
•	Cash balance as of June 30, 2019: $96.7 million

Second Quarter 2019 Highlights:

•	Magnolia reported second quarter net income attributable to Class A Common Stock of $18.5 million, or $0.12 per diluted share. Total net income including noncontrolling interest was $31.3 million.
•

Our second quarter production benefited from a mix of organic development and small acquisitions.  Total production averaged 65.1 thousand barrels of oil equivalent per day ("Mboe/d") for the second quarter of 2019, a 4.3 percent increase compared to 62.4 Mboe/d in the first quarter and in line with our earlier guidance.  Second quarter oil production improved to 53.8 percent of total volumes compared to 51.7 percent last quarter, and at the higher end of the range guided for the second half of the year.

•

Adjusted EBITDAX was $181.7 million during the second quarter of 2019, with drilling and completions capital expenditures of $116.0 for the period, nearly at our target of spending within 60 percent of adjusted EBITDAX. Total capital for drilling and completions is expected to continue to decline in the second half of the year and average well below 60 percent of adjusted EBITDAX based on current product prices.

•	Our average realized oil price was $64.13 per barrel for the second quarter of 2019, or 107 percent of the average NYMEX WTI benchmark price during the period.
•	We successfully completed the exchange of all our outstanding warrants in July of 2019. This simplified our capital structure and reduced the ultimate potential dilution associated with the warrants.
•

Cash on the balance sheet increased to $96.7 million at the end of the second quarter. In addition, we had an undrawn revolving credit facility with $550.0 million of capacity and $400.0 million of principal debt outstanding.

“As we cross the one-year mark as a public company, Magnolia continues to execute on the strategy we laid out over a year ago,” said Magnolia Chairman, President and CEO, Steve Chazen.  “The latest quarter’s results continue to demonstrate our ability to deliver on our original founding principles - generating steady and moderate production growth while spending within 60 percent of our cash flow for drilling and completing wells. The latest quarter saw our business benefit from heavier levels of both operated and non-op development spending early in the year, as well as the completion of several small acquisitions.  Capital spending declined significantly during the second quarter and we expect that trend to continue through the back half of the year, averaging 60 percent for all of 2019.  Our differentiated business model allows us to continually generate free cash flow providing us with a variety of options to create stock market value over time.  The three options available for the use of our free cash include acquisitions, dividends, and share repurchases. We continue to seek small accretive bolt-on acquisition opportunities and have now added share repurchases to our active use of free cash."

(1) Adjusted net income and adjusted EBITDAX are non-GAAP financial measures.  For reconciliations to the most comparable GAAP measures, please see "Non-GAAP Financial Information" at the end of this press release.

(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Operational Update

Production averaged 65.1 Mboe/d during the second quarter of 2019, a 4.3 percent sequential increase and in line with our expectations.  Total oil production increased to 53.8 percent of our overall volumes compared to 51.7 percent during the first quarter 2019.  This increase was due to a combination of new wells turned in line in Karnes as well as lower natural gas volumes in Giddings due to an extended maintenance turnaround period at a third-party gas processing plant.  Production in the Karnes area averaged 43.8 Mboe/d during the second quarter, an 8 percent sequential increase from first quarter levels of 40.5 Mboe/d, due to the combination of several new operated and non-operated wells coming on line.  Production from Giddings and Other decreased slightly to 21.3 Mboe/d in the second quarter from 21.9 Mboe/d in the prior quarter due to fewer wells brought on line, the gas plant maintenance, and several gas wells which were shut-in due to high water levels.

We continue to operate one rig in each of our Karnes area and Giddings assets, as well as using one completion crew between our assets to optimize efficiencies.  Our Giddings appraisal program is ongoing, and we expect to provide a further progress update later in the year.  All acquisitions announced previously have now closed, and we continue to evaluate other small and accretive bolt-on opportunities in the Karnes area.

Free Cash Flow

Our cash flow from operating activities was $192.8 million during the second quarter and we ended the period with $96.7 million of cash on hand compared to $76.3 million at the end of the prior quarter.  Total cash outlays related to our capital program including drilling, completions and leasehold acquisitions were $132.9 million, and we spent $38.6 million of cash acquiring oil and gas properties.

During the eleven-month period from our inception, Magnolia has generated approximately $614.9 million cash flow from operating activities.  Over the same timeframe, our production increased nearly 30 percent and we have grown our Karnes area acreage position by approximately 50 percent.  Our growth was entirely self-funded as we have not added any additional debt to the balance sheet.

Updated Guidance

We expect our total production to be approximately 70 Mboe/d for the third quarter and in line with our prior guidance. Our oil production mix is now expected to be at the high end of our 52 to 54 percent guidance range.  The higher percentage of oil production is a result of a combination of new operated and non-operated wells turned in line in the Karnes area during the quarter.

The Company's Board of Directors authorized an initial share-repurchase program of up to 10 million shares, to be executed as deemed appropriate by Company management and based on market conditions.  Share purchases would be funded with cash on hand and the program does not require purchases to be made within a particular timeframe.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended June 30, 2019, which is expected to be filed with the U.S. Securities and Exchange Commission ("SEC") on August 7, 2019.

Conference Call and Webcast

Magnolia will host an investor conference call on Wednesday, August 7, 2019 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the outcome of any legal proceedings that may be instituted against Magnolia; (ii) Magnolia’s ability to realize the anticipated benefits of its business combination, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iii) changes in applicable laws or regulations; and (iv) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Brian Corales

(713) 842-9036

bcorales@mgyoil.com

Media

Art Pike

(713) 842-9057

apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarter Ended June 30, 2019	For the Quarter Ended March 31, 2019

Production:
Oil (MBbls)	3,189	2,906
Natural gas (MMcf)	10,057	9,763
NGLs (MBbls)	1,060	1,084
Total (MBoe)	5,925	5,617

Average daily production:
Oil (Bbls/d)	35,044	32,289
Natural gas (Mcf/d)	110,516	108,478
NGLs (Bbls/d)	11,648	12,044
Total (boe/d)	65,111	62,413

Revenues (in thousands):
Oil sales	$204,513	$171,654
Natural gas sales	22,590	27,375
NGL sales	15,855	19,645
Total Revenues	$242,958	$218,674

Average sales price:
Oil (per Bbl)	$64.13	$59.07
Natural gas (per Mcf)	2.25	2.80
NGL (per Bbl)	14.96	18.12
Total (per Boe)	$41.01	$38.93

NYMEX WTI ($/Bbl)	$59.83	$54.90
NYMEX Henry Hub ($/Mcf)	$2.64	$3.15
Realization to benchmark:
Oil (per Bbl)	107%	108%
Natural Gas (per Mcf)	85%	89%

Operating Expenses (in thousands):
Lease operating expenses	$24,895	$21,518
Gathering, transportation and processing	7,431	9,315
Taxes other than income	13,091	14,401
Depreciation, depletion and amortization	126,102	115,946

Operating costs per Boe:
Lease operating expenses	$4.20	$3.83
Gathering, transportation and processing	1.25	1.66
Taxes other than income	2.21	2.56
Depreciation, depletion and amortization	21.28	20.64

Magnolia Oil & Gas Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

	For the Quarter Ended June 30, 2019	For the Quarter Ended March 31, 2019
REVENUES
Oil revenues	$204,513	$171,654
Natural gas revenues	22,590	27,375
Natural gas liquids revenues	15,855	19,645
Total revenues	242,958	218,674

OPERATING EXPENSES
Lease operating expenses	24,895	21,518
Gathering, transportation and processing	7,431	9,315
Taxes other than income	13,091	14,401
Exploration expense	3,617	2,476
Asset retirement obligation accretion	1,373	1,328
Depreciation, depletion and amortization	126,102	115,946
Amortization of intangible assets	3,626	3,626
General & administrative expenses	19,106	16,196
Transaction related costs	85	353
Total operating costs and expenses	199,326	185,159

OPERATING INCOME	43,632	33,515

OTHER INCOME (EXPENSE)
Income (loss) from equity method investee	128	388
Interest expense, net	(7,299)	(7,416)
Other income (expense), net	(13)	1
Total other income (expense)	(7,184)	(7,027)

INCOME BEFORE INCOME TAXES	36,448	26,488
Income tax expense	5,145	3,775
NET INCOME	31,303	22,713
LESS: Net income attributable to noncontrolling interest	12,797	9,687
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$18,506	$13,026

NET INCOME PER COMMON SHARE
Basic	$0.12	$0.08
Diluted	$0.12	$0.08
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	156,844	156,322
Diluted(1)	159,057	158,140
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(2)	91,790	93,312

(1)  Diluted shares outstanding include the effect of warrants and stock based compensation using the treasury stock method.

(2)  Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Summary Cash Flow Data

(in thousands)

	For the three months ended June 30, 2019	For the six months ended June 30, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$31,303	$54,015
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	126,102	242,048
Amortization of intangible assets	3,626	7,253
Exploration expense, non-cash	—	483
Asset retirement obligations accretion expense	1,373	2,701
Amortization of deferred financing costs	881	1,752
Non-cash interest expense	6,048	10,059
Deferred taxes	4,935	8,351
Stock based compensation	3,115	5,547
Other	(34)	(428)
Changes in operating assets and liabilities	15,480	(22,390)
Net cash provided by operating activities	192,829	309,391

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of EnerVest properties, final settlement	—	4,250
Acquisitions, other	(38,577)	(91,903)
Additions to oil and natural gas properties	(132,874)	(267,309)
Other investing	(445)	(248)
Net cash used in investing activities	(171,896)	(355,210)

CASH FLOW FROM FINANCING ACTIVITIES
Noncontrolling interest contributions and distributions	(226)	7,075
Other financing activities	(305)	(305)
Net cash provided by (used in) financing activities	(531)	6,770

NET CHANGE IN CASH	20,402	(39,049)
Cash – Beginning of period	76,307	135,758
Cash – End of period	$96,709	$96,709

Magnolia Oil & Gas Corporation

Summary Balance Sheet Data

(in thousands)

	June 30, 2019	December 31, 2018
Cash	$96,709	$135,758
Other current assets	133,788	156,601
Property, plant and equipment, net	3,235,266	3,073,204
Other assets	65,369	67,960
Total assets	$3,531,132	$3,433,523

Current liabilities	$201,131	$197,361
Long-term debt, net	389,225	388,635
Other long-term liabilities	156,628	139,572
Common stock	25	25
Additional paid in capital	1,672,516	1,641,237
Retained earnings	67,039	35,507
Noncontrolling interests	1,044,568	1,031,186
Total liabilities and equity	$3,531,132	$3,433,523

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income to Adjusted EBITDAX

In this press release, we refer to Adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, accretion of asset retirement obligations, non-cash stock based compensation expense, exploration costs, and certain transaction costs. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors and other interested parties may use Adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to Adjusted EBITDAX, our most directly comparable financial measure calculated and presented in accordance with GAAP:

(in thousands)	For the Quarter Ended June 30, 2019	For the Quarter Ended March 31, 2019
Net income(1)	$31,303	$22,713
Exploration expense	3,617	2,476
Asset retirement obligations accretion	1,373	1,328
Depreciation, depletion and amortization	126,102	115,946
Amortization of intangible assets	3,626	3,626
Interest expense, net	7,299	7,416
Income tax expense	5,145	3,775
EBITDAX	178,465	157,280
Non-cash stock based compensation expense	3,115	2,432
Transaction related costs(2)	85	353
Adjusted EBITDAX	$181,665	$160,065

(1) Includes net income attributable to noncontrolling interest.

(2) Transaction costs incurred related to the execution of our business combination with EnerVest, LTd. and its affiliates and the Harvest acquisition, including legal fees, advisory fees, consulting fees, accounting fees, employee placement fees, and other transaction and facilitation costs.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income attributable to Class A Common Stock to adjusted earnings

Our presentation of adjusted earnings and adjusted earnings per share are non-GAAP measures because they exclude the effect of certain items included in Income Attributable to Class A Common Stock. Management uses adjusted earnings and adjusted earnings per share to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted earnings may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted earnings and adjusted earnings per share may not be comparable to similar measures of other companies in our industry.

	For the Quarter Ended June 30, 2019	Per Share Diluted EPS	For the Quarter Ended March 31, 2019	Per Share Diluted EPS
(in thousands, except per share data)

Net income attributable to Class A Common Stock	$18,506	$0.12	$13,026	$0.08
Adjustments for certain items affecting comparability(1):
Transaction costs	85	0.00	353	0.00
Change in estimated income tax	(18)	0.00	(74)	0.00
Adjusted earnings	$18,573	$0.12	$13,305	$0.08

(1) Includes amounts attributable to Class A Common Stock.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in Net Income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarter Ended June 30, 2019	For the Quarter Ended March 31, 2019
(in thousands)
Net income(1)	$31,303	$22,713
Adjustments for certain items affecting comparability:
Transaction costs	85	353
Tax impact of adjustments	(18)	(74)
Adjusted net income	$31,370	$22,992

Diluted weighted average shares of Class A Common stock outstanding during the period	159,057	158,140
Weighted average shares of Class B Common stock outstanding during the period (2)	91,790	93,312
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (2)	250,847	251,452

(1) Includes net income attributable to noncontrolling interest.

(2) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of operating margin to adjusted operating margin

In this press release, we refer to adjusted operating margin per Boe, a supplemental non-GAAP financial measure that is used by management. We define adjusted operating margin per Boe as total revenues per Boe less operating expenses per Boe adjusted for certain unusual or non-recurring items per Boe that management does not consider to be representative of the Company's on-going business operations. Management believes that adjusted operating margin per Boe provides relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, adjusted operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted operating margin and adjusted operating margin per Boe may not be comparable to similar measures of other companies in our industry.

(in $/Boe)	For the Quarter Ended June 30, 2019	For the Quarter Ended March 31, 2019

Revenue	$41.01	$38.93
Direct operating expenses
Less: Lease operating expenses	(4.20)	(3.83)
Less: Gathering, transportation and processing	(1.25)	(1.66)
Less: Taxes other than income	(2.21)	(2.56)
Less: Exploration expense	(0.61)	(0.44)
Less: General & administrative expense	(3.22)	(2.88)
Less: Transaction related expense	(0.01)	(0.06)
Cash Operating Margin	$29.51	$27.50
Margin (%)	72%	71%

Non-cash expenses
Less: Asset retirement obligations accretion	$(0.23)	$(0.24)
Less: Depreciation, depletion, and amortization	(21.28)	(20.64)
Less: Amortization on intangible assets	(0.61)	(0.65)
Operating margin	$7.39	$5.97
Margin (%)	18%	15%

Adjustments
Add: Transaction related expense	$0.01	$0.06
Adjusted operating margin	$7.40	$6.03
Margin (%)	18%	15%